Exhibit 99.1

FFBW, Inc. Announces Financial Results as of and for the Three and Nine Months Ended September 30, 2020

Brookfield, WI, October 29, 2020 – FFBW, Inc. (Nasdaq: FFBW) (the “Company”), the parent company of First Federal Bank of Wisconsin (the “Bank”), a federally chartered stock savings bank offering full-service commercial banking, consumer banking and residential lending, today announced unaudited financial results for the three and nine months ended September 30, 2020.  For the three months ended September 30, 2020, net income was $484,000, or $0.07 per diluted share, compared to $370,000, or $0.05 per diluted share, for the three months ended September 30, 2019, a 30.8% increase quarter to quarter. Net income was $1,327,000, or $0.19 per diluted share, for the nine months ended September 30, 2020 compared to $1,007,000, or $0.13 per diluted share, for the nine months ended September 30, 2019, an increase of 31.8%, period to period.

Expected Acquisition of Mitchell Bank and COVID-19 Update

On October 14, 2020, the Office of the Comptroller of the Currency approved the Bank’s application to purchase for cash substantially all of the assets and substantially all of the liabilities of Mitchell Bank, a Wisconsin-chartered commercial bank headquartered in Milwaukee, Wisconsin.  The Bank anticipates closing the transaction late in the fourth quarter of 2020.

Edward H. Schaefer, President and CEO, stated, “We continue achieving our goal of consistent profitable growth in these very trying times. Our strong capital position, significant liquidity and the strength of our diverse loan portfolio puts us in a great position to navigate through the pandemic. I am very appreciative of our team’s efforts and customer’s flexibility to take the necessary steps to protect the health and safety of the communities we serve.”

Financial Highlights at September 30, 2020

•	At September 30, 2020, the Bank had a Tier 1 Risk-Based Capital ratio of 32.9%.

•	At September 30, 2020, the Bank has a liquidity ratio of 36.6%.

•	At September 30, 2020, the allowance for loan loss was 1.27% of total loans and 188.8% of non-performing loans.

•	At September 30, 2020, the Bank has no other real estate owned (OREO).

•	At September 30, 2020, hospitality and service loans comprised only 3.1% of our total loan portfolio.

Income Statement and Balance Sheet Overview

Total interest and dividend income decreased $128,000, or 4.6%, to $2.7 million for the three months ended September 30, 2020 compared to $2.8 million for the three months ended September 30, 2019.  Average interest-earning assets increased $19.8 million, or 8.1%, to $263.9 million for the three months ended September 30, 2020 compared to $244.1 million for the three months ended September 30, 2019, and the weighted average yield on interest-earning assets decreased 54 basis points when comparing the 2020 and 2019 periods. The decrease in average yield was primarily the result of declining market interest rates and increased market competition.

Total interest expense decreased $372,000, or 51.7%, to $347,000 for the three months ended September 30, 2020 compared to $719,000 for the three months ended September 30, 2019.  Average interest-bearing liabilities decreased $19.5 million, or 11.2%, to $153.9 million for the three months ended September 30, 2020 from $173.4 million for the three months ended September 30, 2019. The rate paid on interest-bearing liabilities decreased 76 basis points to 0.90% for the three months ended September 30, 2020 compared to 1.66% for the three months ended September 30, 2019.

Net interest margin was 3.54% for the three months ended September 30, 2020, compared to 3.43% for the three months ended September 30, 2019.

The loan loss provision was $60,000 for the three months ended September 30, 2020 compared to $45,000 for the three months ended September 30, 2019.  At September 30, 2020, our allowance for loan loss was $2.6 million, or 1.27%, of total loans. At September 30, 2020, the Bank’s allowance for loan losses excluding government guaranteed PPP loans is 1.36% of total loans.

Noninterest income increased $75,000, or 34.4% to $293,000 for the three months ended September 30, 2020 compared to $218,000 for the three months ended September 30, 2019.  The increase was due primarily to an increase in the gain on sale of loans of $68,000 due to an increase in refinance volume.

Noninterest expense increased $163,000 to $1.9 million for the three months ended September 30, 2020 compared to $1.8 million for the three months ended September 30, 2019.  The increase was primarily due to an increase in other expenses of $76,000 and an increase in data processing expenses of $64,000. Both increases are in part due to our proposed acquisition of Mitchell Bank.

Total assets decreased $6.4 million, or 2.2%, to $285.8 million at September 30, 2020 from $292.2 million at December 31, 2019. The decrease resulted primarily from a decrease in cash and cash equivalents of $31.9 million, offset in part by increases in total loans of $13.9 million and in investment securities of $12.4 million.

Nonaccrual loans increased to $1.4 million, or 0.67% of total loans, at September 30, 2020, from $1.1 million, or 0.56% of total loans, at December 31, 2019. All nonaccrual loans are contractually current. Non-performing assets increased to $1.4 million, or 0.48% of total assets, at September 30, 2020 compared to $1.2 million, or 0.39% of total assets, at December 31, 2019.

About the Company

FFBW, Inc. is the holding company for First Federal Bank of Wisconsin, a wholly owned subsidiary. The Company’s stock trades on the NASDAQ Capital Market under the symbol “FFBW.”  First Federal Bank of Wisconsin is a full-service stock savings bank based in Waukesha, Wisconsin, servicing customers in Waukesha and Milwaukee Counties in Wisconsin through four branch locations.

Cautionary Statement Regarding Forward-Looking Statements

This release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect” and words of similar meaning. These forward-looking statements include, but are not limited to: statements of our goals, intentions and expectations; statements regarding our business plans, prospects, growth and operating strategies; statements regarding the quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: general economic conditions, either nationally or in our market areas, that are worse than expected; economic or regulatory changes related to the COVID-19 pandemic; changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; our ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in our market area; our ability to implement and change our business strategies; competition among depository and other financial institutions; inflation and changes in the interest rate environment that reduce our margins and yields, our mortgage banking revenues, the fair value of financial instruments or our level of loan originations, or increase the level of defaults, losses and prepayments on loans we have made and make; adverse changes in the securities or secondary mortgage markets; changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, including as a result of Basel III; the impact of the Dodd-Frank Act and the implementing regulations; changes in the quality or composition of our loan or investment portfolios; technological changes that may be more difficult or expensive than expected; the inability of third-party providers to perform as expected; our ability to manage market risk, credit risk and operational risk in the current economic environment; our ability to enter new markets successfully and capitalize on growth opportunities;  our ability to successfully integrate into our operations any assets, liabilities, customers, systems and management personnel we may acquire and our ability to realize related revenue synergies and cost savings within expected time frames, and any goodwill charges related thereto; changes in consumer spending, borrowing and savings habits; changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board; our ability to retain key employees; our compensation expense associated with equity allocated or awarded to our employees; and changes in the financial condition, results of operations or future prospects of issuers of securities that we own. Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

Contact: Edward H. Schaefer, President & CEO

(262) 542-4448

FFBW, Inc.

Balance Sheets

September 30, 2020 (Unaudited) and December 31, 2019

(In thousands)

	September 30,	December 31,
Assets	2020	2019

Cash and cash equivalents	7,439	$39,377
Available for sale securities, stated at fair value	60,565	48,179
Net Loans	203,418	189,491
Premises and equipment, net	4,615	4,807
Foreclosed assets	-	84
Other assets	9,750	10,280

TOTAL ASSETS	$285,787	$292,218

Liabilities and Equity

Deposits and escrow	$167,025	$217,298
Borrowings	14,500	11,500
Other liabilities	1,613	1,550
Total liabilities	183,138	230,348

Total equity	102,649	61,870

TOTAL LIABILITIES AND EQUITY	$285,787	$292,218

FFBW, Inc.

Condensed Statements of Income

Three Months Ended September 30, 2020 and 2019 (Unaudited)

(In thousands, except share data)

	2020	2019

Interest and dividend income:	$2,684	$2,812

Interest expense:	347	719

Net interest income	2,337	2,093
Provision for loan losses	60	45

Net interest income after provision for loan losses	2,277	2,048

Noninterest income:	293	218

Noninterest expense:	1,938	1,775

Income before income taxes	632	491
Provision for income taxes	148	121

Net income (loss)	$484	$370

Earnings (loss) per share
Basis	$0.07	$0.05
Diluted	$0.07	$0.05